Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Preferred & Income Securities Fund, f/k/a
  Nuveen Preferred Securities Income Fund, f/k/a
   Nuveen Quality Preferred Income Fund 2

811-21137

The Registrants Charter (Declaration of Trust) was amended on September 29, 2017 to change the name of the fund. Attached please find a copy of the Certificate of Name Change Amendment, filed in the Commonwealth of Massachusetts on September 28,
2017 to be used as an exhibit under Sub-Item
77Q1(a) of  this Form N-SAR.